UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 18, 2005
WOLVERINE TUBE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12164	63-0970812
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

200 Clinton Avenue West, Suite 1000
Huntsville, Alabama	35801
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (256) 353-1310
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Acceleration of Option Vesting
     On October 18, 2005, upon recommendation of the Compensation Committee of the Board of Directors (“the Board”), the Board of Wolverine Tube, Inc. (“the Company”) approved the accelerated vesting of all out-of-the-money, unvested, non-qualified stock options held by officers and employees (collectively, the “Options”), including Options held by each Named Executive Officer on that date. All Options priced above $7.42, the closing market price of the Company’s common stock on October 18, 2005, were considered to be out-of-the-money. The acceleration is effective as of October 18, 2005. The Options were granted under the Company’s 2003 Equity Incentive Plan. No options held by non-employee directors were subject to the acceleration.
     The Company accelerated the vesting of the Options in anticipation of the impact of Statement of Financial Accounting Standard No. 123R (“SFAS 123R”), Share-Based Payment. SFAS 123R will require the recognition of compensation expense related to unvested stock options for fiscal years beginning after December 15, 2005. The primary purpose of the accelerated vesting was to avoid recognizing compensation expense associated with these Options upon adoption by the Company of SFAS 123R. Without the acceleration, the Company estimates that pre-tax charges under SFAS 123R relating to these Options would have been $0.9 million, of which $0.7 million and $0.2 million would have been recognized in fiscal 2006 and 2007, respectively. These amounts will be reflected in pro forma footnote disclosure in the Company’s financial statements. Additionally, because these Options have exercise prices in excess of current market values and are not fully achieving their original objectives of incentive compensation and employee retention, the Board believes that the acceleration may have a positive effect on employee morale and retention.
     Options to purchase approximately 400,000 shares of the Company’s common stock became immediately exercisable on October 18, 2005 as a result of the acceleration. These options, which have exercise prices varying from $8.93 to $10.74 per share, and a weighted average exercise price of $9.53, originally vested annually over a three-year period beginning on the first anniversary of the respective grant dates. No changes were made to the exercise price of any Option, and all of the affected Options remain at prices above the current market price.
Compensation for Newly-Appointed Directors
     On October 19, 2005, the Company entered into its standard Indemnification Agreements with its newly-appointed directors, David M. Gilchrist, Jr. and William C. Griffiths. The Indemnification Agreements require the Company to provide directors with liability insurance coverage, to indemnify and hold harmless each director to the fullest extent authorized by the Company’s Restated Certificate of Incorporation (“Certificate”), By-laws and Delaware corporate law, and to provide indemnification against third-party proceedings, subject to certain exceptions, including those provided in the Certificate, By-laws and Delaware corporate law and available insurance coverage limits. A copy of the form of Indemnification Agreement for directors was attached as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on February 16, 2005, and is incorporated herein by reference.
     Mr. Gilchrist and Mr. Griffiths will receive the standard compensation provided to the Company’s non-employee directors, as described in Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2005, which description is incorporated herein by reference.
     There are no material relationships between Mr. Gilchrist or Mr. Griffiths and the Company other than with respect to their membership on the Board.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On October 19, 2005, W. Barnes Hauptfuhrer submitted written notice of his resignation as a member of the Board, effective immediately. Mr. Hauptfuhrer resigned from the Board to pursue other business opportunities and not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
     On the same day, the Board appointed David M. Gilchrist, Jr. to fill the vacant directorship created by Mr. Hauptfuhrer’s resignation. Also on October 19, 2005, the Board increased the number of authorized directors on the Board from seven to eight, and appointed William C. Griffiths to fill the newly-created directorship. The Board appointed Mr. Gilchrist to the Corporate Nominating and Governance Committee of the Board and Mr. Griffiths to the Compensation Committee of the Board.
     Neither Mr. Gilchrist nor Mr. Griffiths is a party to, nor does either individual have a direct or indirect material interest in, any transactions or arrangements with the Company, other than with their respect to their membership on the board.
Item 7.01 Regulation FD Disclosure.
     On October 24, 2005, the Company issued a press release announcing the changes in Board membership. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press release, dated October 24, 2005, issued by the Company announcing the changes in Board membership.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.
Dated: October 24, 2005

WOLVERINE TUBE, INC.
By:	/s/ Thomas B. Sabol
Thomas B. Sabol
Senior Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated October 24, 2005, issued by the Company announcing the changes in Board membership.